EXHIBIT 11.1




                          NAC RE CORP. AND SUBSIDIARIES
                    COMPUTATION OF PRIMARY EARNINGS PER SHARE
                (Dollars in thousands, except per share amounts)



Primary Earnings Per Share of Common Stock and Common Stock Equivalents




                                                                      Three months ended                 Six months ended
                                                                           June 30,                          June 30,
                                                                 ----------------------------      ----------------------------
                                                                     1996             1995             1996             1995
                                                                 -----------      -----------      -----------      -----------
Net income applicable to Common Stock                            $    16,414      $    14,594      $    37,186      $    25,969
                                                                 ===========      ===========      ===========      ===========

Average number of common shares outstanding                       18,913,257       17,547,507       19,061,882       17,536,242


Add:
  Assumed exercise of dilutive stock options (1)                     339,861          341,891          345,618          357,378
                                                                 -----------      -----------      -----------      -----------

Common stock and common stock equivalents outstanding             19,253,118       17,889,398       19,407,500       17,893,620
                                                                 ===========      ===========      ===========      ===========

Net income per share assuming dilution of common stock
  equivalents                                                    $       .85      $       .82      $      1.92      $      1.45
                                                                 ===========      ===========      ===========      ===========





(1) Computed utilizing the average market price of the Common Stock for the period.


NOTE: The Company's 5.25% convertible subordinated debentures due 2002 are not considered to be common stock equivalents in the calculation of primary earnings per share.




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